Exhibit 10.9

AON CORPORATION
OUTSIDE DIRECTOR DEFERRED COMPENSATION PLAN

(a subplan of the Aon Stock Incentive Plan)

1.            Purpose:

The name of this plan is the Aon Corporation Outside Director Deferred Compensation Plan (the “Plan”). Its purpose is to provide directors of Aon Corporation (the “Company”) who are not employees of the Company or any of its subsidiaries (“Outside Directors”) with the opportunity to defer cash fees earned as an Outside Director. The Plan shall be effective as of January 1, 2003.

2.            Administration:

The Plan shall be administered by the Organization and Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”). The Committee shall have the authority to adopt rules and regulations for carrying out the Plan, to delegate its administrative responsibilities, as it shall, from time to time, deem advisable, and to interpret, construe, and implement the provisions thereof. Any decision or interpretation of any provision of the Plan adopted by the Committee shall be final and conclusive. Furthermore, the Committee may obtain such advice or assistance, as it deems appropriate from persons not serving on the Committee.

3.            Eligibility:

Any Outside Director shall be eligible to participate in the Plan. An Outside Director shall become a participant after making an election to participate (the “Participant”) on such forms as required by the Committee and in accordance with Section 4.

4.            Elections:

On or before the meeting of the Board next following the annual meeting of the Company’s stockholders for a year (the “Annual Meeting of the Board”), each Outside Director shall be entitled to make an election to defer receipt of all or 50% of the fees to which the Outside Director may become entitled to receive for serving as an Outside Director of the Company, including fees to which the Outside Director may become entitled for serving as a member of any committee of the Board (collectively, “Director’s Fees”), during the period beginning on such Annual Meeting of the Board and ending on the next Annual Meeting of the Board.

Elections made pursuant to this Section 4 shall remain in effect until such time as they are amended by the Participant. Any amendment will take place effective with the next Annual Meeting of the Board or earlier if permitted by the Committee.

5.            Deemed Investment of Deferred Amounts:

(a)           Stock Accounts. Unless a Participant otherwise elects pursuant to paragraph (b) of this Section 5, each Participant shall have established for his or her benefit an account (“Stock Account”) to which all deferred Director’s Fees shall be credited as stock units representing shares of the Company’s common stock, $1.00 par value (“Common Stock”). The number of stock units so credited to a Participant’s Stock Account will be determined by dividing the deferred amount by the Market Value (defined below) of a share of Common Stock on the day the deferred amount would have been payable to the Participant had it not been deferred. The “Market Value” of a share of Common Stock on any day is the arithmetic mean of the high and low selling prices of the Common Stock on the New York Stock Exchange on such date (or, if the New York Stock Exchange was not open for trading or the Common Stock was not traded on that day, the immediately preceding day that the New York Stock Exchange was open for trading and the Common Stock was traded).

As of each dividend payment date, each Participant’s Stock Account shall be credited with the dividends that would be paid with respect to the shares of Common Stock represented by the stock units credited to the Participant’s Stock Account on the dividend record date as if the Participant owned such shares as of the record date. Dividends will be credited as if reinvested in whole or fractional shares of Common Stock at the Market Value on the dividend payment date.

In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of the Company, the Committee may make such equitable adjustments, to prevent dilution or enlargement of rights, as it may deem appropriate in the number and class of shares represented by the stock units credited to a Participant’s Stock Account.

(b)           Cash Accounts. A Participant may elect, at the same time that a deferral election is made, to have all or 50% of the deferred amount credited to an account established for his or her benefit (“Cash Account”). Each Participant’s Cash Account shall be credited with interest, compounded semiannually, at the annual rate determined as of January 1 and July 1 of each year by averaging the six-month Treasury Bill yield as published monthly by Board of Governors of the Federal Reserve System on a bank discount basis through the secondary market for the last six months immediately prior thereto.

(c)           As of the last business day of the quarter in which the Annual Meeting of the Board occurs, amounts may be transferred between a Participant’s Stock Account and Cash Account.

6.            Method of Distribution:

(a)           Number of Payments. At the time a Participant elects to defer Director’s Fees pursuant to Section 4, the Participant may also make an election to have his or her Accounts distributed in a specified number of annual installments, not in excess of 10. The most recently filed election in effect at the time distributions commence pursuant to paragraph (b) of this

Section 6 shall govern. If no such election is made by a Participant, the Participant’s Accounts shall be distributed in a single lump sum.

(b)          Time of Payment. Distributions shall commence in the month of January next following the date on which a Participant retires, becomes unable to fulfill his duties as a director due to death or disability or otherwise ceases to serve as a director.

(c)           Withdrawals for Immediate Financial Needs. Amounts deferred under the Plan may be distributed at the discretion of the Committee based on immediate financial need of the Participant or the Participant’s beneficiary. Such distributions shall occur only if the Participant or the Participant’s beneficiary suffers an extreme financial hardship occasioned by an unforeseeable event. Extreme financial hardship means an immediate catastrophic financial need occasioned by (1) an event such as death, total disability, serious injury or illness of the Participant, or the Participant’s beneficiary, a spouse, or dependent, or (2) extreme financial reversal. Adequate proof of extreme financial hardship must be provided to the Committee. Distributions for extreme financial hardship may not exceed the amount required to meet the hardship and may be made only if the Committee finds that extreme financial hardship may not be met from other resources reasonably available to the Participant or the Participant’s beneficiary including liquidation of investment assets, liquidation of luxury assets, loans from financial institutions or other sources.

(d)          Form of Payment. Distributions from a Participant’s Cash Account will be made in cash. Distributions from a Participant’s Stock Account will be made in shares of Common Stock with fractional shares payable in cash; provided, however, that a Participant may elect prior to the receipt of any amount from his or her Stock Account to have all distributions from his or her Stock Account paid in cash. Cash payments from a Participant’s Stock Account will be based on the Market Value of a share of Common Stock on the last day of the month preceding the payment date.

(e)           Beneficiary. If a Participant dies before receiving all amounts credited to such Participant’s Accounts, the undistributed amounts shall be distributed to the Participant’s beneficiary or beneficiaries in accordance with the last effective beneficiary designation form filed by the Participant with the Company. Such undistributed amounts will be distributed in the same manner and at the same time as had been elected by the Participant prior to such Participant’s death. If a Participant has failed to designate a beneficiary, the Participant’s Accounts shall be distributed to the Participant’s estate.

7.           Participant’s Rights:

Nothing in the Plan shall confer on a Participant any right to continue as a director of the Company.

All amounts deferred or otherwise held for the account of a Participant under the Plan shall remain the sole property of the Company. With respect to such amounts, the Participant is merely a general creditor, and any obligation of the Company hereunder is purely contractual and shall not be funded or secured in any way.

8.           Nonalienability:

No amounts, whether deferred or distributable, shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, whether voluntary or involuntary, including any liability which is for alimony or other payments for the support of a spouse or former spouse.

9.           Amendment and Termination:

The Board reserves the right to amend, modify or terminate the Plan at any time, subject to any applicable rule or regulation.

10.         Governing Law:

Except to the extent superseded by federal law, the laws of Illinois shall be controlling in all matters relating to the Plan.